COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

THIRD QUARTER 2014 PRODUCTION OF 2.99 MMBOE;
ADJUSTED CASH FLOW OF $74.9 MILLION;
EXPANDED FASKEN TAKEAWAY NOW FULLY OPERATIONAL
HOUSTON, November 6, 2014 – Swift Energy Company (NYSE: SFY) announced third quarter 2014 results today, including 2.99 million barrels of oil equivalent (“MMBoe”) of production, $74.9 million in adjusted cash flow and $2.5 million in net income, or $0.06 per diluted share.
As expected, Swift Energy’s production decreased approximately 2% when compared to that in the third quarter of 2013 primarily due to the sale of a 36% interest in the Company’s Fasken properties in South Texas early in the quarter. The 2.99 MMBoe produced during the third quarter of 2014 compares to third quarter 2013 production of 3.06 MMBoe. Production was driven by the Company’s Eagle Ford properties in South Texas, where third quarter 2014 net production was 26,821 barrels of oil equivalent per day, an increase of approximately 5% compared to third quarter 2013 levels. South Texas gross production volumes, inclusive of the 36% interest in Fasken sold during the quarter, grew 19% from comparable third quarter 2013 volumes.
The Company’s net income in the third quarter of 2014 was $2.5 million, or $0.06 per diluted share, compared to third quarter 2013 net income of $8.9 million, or $0.20 per diluted share.
Included in third quarter 2014 net income is an approximate $1.2 million pre-tax gain recorded for a quarter-end, non-cash fair value adjustment associated with the Company’s ongoing price risk management program.
Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for the third quarter of 2014 was $74.9 million, compared to $88.5 million in the third quarter of 2013.

“Our third quarter results once again highlight our commitment to capitalizing on technology and our high quality Eagle Ford shale acreage to consistently improve well performance and commercial results”, commented Terry Swift, CEO of Swift Energy.
“In our McMullen County Eagle Ford acreage, we brought seven new wells online, all of which have met or exceeded initial production expectations. We are very confident that our method of deploying customized, engineered completions in horizontal laterals drilled in precise target zones of the Eagle Ford shale effectively improves the performance of our wells.
“In our Fasken area, we drilled a lateral length of 7,499’, our longest to date,” Swift continued. “We also drilled a well in record time and set a new low for well cost in this area. During the quarter, the expansion of our Fasken pipeline capacity was completed. This expansion, which is now fully operational, was completed ahead of schedule and increased our firm take-away capacity in the area from 75 million cubic feet of gas per day (“MMcf/d”) to 160 MMcf/d. We now expect to reach our fully committed field capacity production levels during the first quarter of 2015.
“Our top priority remains balance sheet stability and strength. We are focused on a number of business development efforts, including potential asset sales, and new operating partnerships and joint ventures. We are evaluating future transactions that would increase Swift Energy’s financial liquidity, reduce financial leverage and improve our overall operating metrics.
“Based on the results of the first three quarters of 2014, we are raising our estimated production volumes for the year to 33.4 – 33.7 Mboe/d from 32.6 – 33.2 Mboe/d. Given the recent pullback in crude oil and natural gas prices, our initial budget for 2015 includes a capital expenditure range of $240 to $260 million, a significant decrease from 2014 capital spending. That said we have identified additional discretionary projects that can be funded should crude oil and natural gas prices strengthen. Our 2015 plan focuses on our South Texas assets, and we believe production levels will be similar to the levels achieved in 2014. Based on our 2015 work plan, we see opportunities to grow production if our efforts in the Fasken area in Webb County continue to exceed expectations.”
Third Quarter Revenues and Expenses
Oil and gas sales revenues decreased 13% to $134.7 million during the third quarter of 2014, when compared to oil and gas sales revenues of $155.0 million in the third quarter of 2013, and decreased 15% from second quarter 2014 oil and gas sales revenues of $158.2 million. Total revenues for the third quarter of 2014 (including a pre-tax gain of $1.2 million for a quarter-end non-cash fair value adjustment associated with the Company’s ongoing price risk management program) decreased 9% to $139.6 million when compared to $153.0 million of revenues in the third quarter of 2013, and decreased 10% compared to $155.7 million in the second quarter of 2014.
Overall expenses decreased 3% compared to third quarter 2013 levels, and 6% on a sequential quarterly basis.

Depreciation, depletion and amortization expense (“DD&A”) of $21.73 per barrel of oil equivalent (“Boe”) in the third quarter of 2014 decreased slightly from $21.90 of DD&A per Boe in the comparable period in 2013. On a sequential basis, DD&A per Boe increased 4% compared to $20.93 per Boe in the second quarter of 2014.
Lease operating costs, before severance and ad valorem taxes, were $7.83 per Boe in the third quarter 2014, an approximate 4% increase compared to $7.55 per Boe incurred in the same period of 2013. On a sequential basis, lease operating costs increased 23% from $6.36 per Boe in the second quarter of 2014. This sequential increase was primarily the result of the second quarter benefiting from a one-time adjustment for previously estimated accrued lease operating expenses being greater than ultimately incurred.
Transportation and processing expenses in the third quarter of 2014 were $1.71 per Boe, a decrease of 10% from $1.89 per Boe in the third quarter of 2013 due primarily to higher levels of natural gas production. On a sequential basis, transportation and processing expense decreased 2% from $1.74 per Boe in the second quarter of 2014.
Severance and ad valorem taxes decreased to $3.40 per Boe in the third quarter of 2014 from $3.83 per Boe in the third quarter of 2013 primarily due to a higher percentage of revenues associated with production in Texas, which carries a lower overall severance tax rate than Louisiana (due partially to certain qualified severance tax credits). On a sequential basis, severance and ad valorem taxes increased 24% from $2.74 per Boe in the second quarter 2014.
General and administrative expenses decreased 3% to $3.55 per Boe during the third quarter of 2014, down from $3.65 per Boe in the same period in 2013. Interest expense increased 6% to $6.08 per Boe in the third quarter of 2014 compared to $5.72 per Boe for the same period in 2013. On a sequential basis, general and administrative expenses decreased 1% from $3.60 per Boe in the second quarter of 2014, while interest expense increased 12% from $5.41 per Boe in the second quarter of 2014.
Third Quarter Pricing
The Company realized an aggregate average price of $44.98 per Boe during the third quarter, a decrease of 11% from the $50.72 per Boe average price realized in the third quarter of 2013 and a 2% decrease from the $45.87 per BOE average price realized in the second quarter of 2014.
In the third quarter of 2014, Swift Energy’s average crude oil prices were $96.12 per barrel, down 11% from $108.17 per barrel realized in the same period in 2013 and down 5% from the $101.67 per barrel realized in the second quarter of 2014. For the same period, average natural gas prices were $3.55 per thousand cubic feet (“Mcf”), up 13% from the $3.15 per Mcf average price realized a year earlier, but down compared to the $4.16 per Mcf average price realized in the second quarter of 2014. Prices for NGLs averaged $33.39 per barrel in the 2014 third quarter, a 5% increase from year-ago NGL prices of $31.67 per barrel, but a slight decrease compared to $33.93 per barrel for the second quarter of 2014.

Third Quarter Drilling Activity
In the third quarter of 2014, Swift Energy drilled 6 operated development wells, all in the Company’s South Texas core Eagle Ford area. In McMullen County, 3 wells were drilled and 3 were drilled in Webb County in the Fasken area.
There are currently two operated rigs drilling in the Company’s South Texas core Eagle Ford area.
Operations Update:
South Texas Operations
In the Company’s South Texas core area, 10 operated wells were completed during the third quarter. In McMullen County, 7 Eagle Ford wells were completed and in Webb County, 3 Eagle Ford wells were completed.
Initial Production Test Rates of Operated South Texas Horizontal Wells
Completed in Third Quarter 2014

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Barrels of Oil Equivalent	Pressure (psi)	Choke Setting
SMR EF 16H	McMullen – Eagle Ford	1,050	141	0.9	1,339	2,171	20/64”
SMR EF 17H	McMullen – Eagle Ford	1,200	98	0.6	1,401	2,487	20/64”
SMR EF 18H	McMullen – Eagle Ford	1,014	130	0.8	1,280	2,513	20/64”
Bracken JV 13H	McMullen – Eagle Ford	--	653	16.9	3,468	4,438	32/64”
Bracken JV 14H	McMullen – Eagle Ford	--	618	13.9	2,935	5,388	28/64”
PCQ EF 22H	McMullen – Eagle Ford	582	247	1.7	1,120	3,076	20/64”
PCQ EF 23H	McMullen – Eagle Ford	963	100	0.7	1,180	2,766	20/64”
Fasken AB EF 20H	Webb – Eagle Ford	--	--	22.2	3,703	3,982	42/64”
Fasken AB EF 21H	Webb – Eagle Ford	--	--	20.1	3,350	3,942	36/64”
Fasken AB EF 23H	Webb – Eagle Ford	--	--	20.5	3,410	4,386	34/64”

The Bracken JV 13H & 14H represent the first two wells drilled and completed in the Bracken JV area using the Company’s current drilling and completion design. The performance of these two wells is significantly greater than the performance observed in wells drilled in this area in the past. This area is the fourth distinct area in South Texas where Swift Energy has demonstrated immediate benefits relating to its precise drilling and engineered completion efforts.
The Company placed 3 wells on production at its Fasken lease in Webb County during the quarter. The Company has now brought 10 consecutive wells online at Fasken that have exceeded 20 MMcf/d of gas in initial production. The Company will be completing 4 more wells on this lease during the fourth quarter.
One well scheduled for completion during the quarter in Webb County, the Fasken C 22H, encountered mechanical difficulties and completion operations were suspended. This completion has been rescheduled for 2015.
Southeast Louisiana
In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing production optimization program, performing 9 recompletions and 4 production optimization projects during the quarter.
Price Risk Management
Swift Energy has entered into hedging transactions for the remainder of 2014 covering 2.9 Bcf of natural gas production, equivalent to 29% of its third quarter 2014 natural gas production. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
Expanded Fasken Capacity

Based on Swift Energy’s ability to further increase its Fasken production, the Company announced earlier this year an agreement to expand its committed natural gas transportation capacity in Webb County from 75 MMcf/d to 160 MMcf/d. Construction on this expansion finished ahead of schedule, and the additional capacity is now fully operational. Swift Energy is currently flowing approximately 100 MMcf/d to the line and expects to reach its maximum level of firm transportation during the first quarter of 2015.

Borrowing Base Reaffirmed

After a regularly scheduled semi-annual review by its 11 member bank group, Swift Energy’s borrowing base of $417.6 million was reaffirmed under its revolving credit facility effective October 17, 2014. The credit facility matures on November 1, 2017.

Earnings Conference Call
Swift Energy will conduct a live conference call today, November 6, at 10:00 a.m. EST to discuss third quarter 2014 financial results, fourth quarter and full-year 2014 financial and operational guidance, and its 2015 initial capital expenditure budget and production targets. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on November 6 until November 13, by dialing 855-859-2056 and using Conference ID #14079896. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

About Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including guidance estimates for the fourth quarter and full-year of 2014 and full-year 2015. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent Change	2014	2013	Percent Change
Revenues:
Oil & Gas Sales	$134,668	$155,049	(13)%	$441,440	$442,418	0%
Other	4,898	(2,048)		(2,472)	(714)
Total Revenue	$139,566	$153,001	(9)%	$438,968	$441,704	(1)%
Net Income	$2,486	$8,886	(72)%	$15,937	$22,817	(30)%
Basic EPS	$0.06	$0.20	(70)%	$0.36	$0.53	(32)%
Diluted EPS	$0.06	$0.20	(70)%	$0.36	$0.52	(31)%
Net Cash Provided By Operating Activities	$81,252	$76,076	7%	$251,555	$225,607	12%
Cash Flow Before Working Capital Changes(1) (non-GAAP measure)	$74,899	$88,468	(15)%	$238,424	$233,895	2%
Weighted Average Shares Outstanding (Basic)	43,850	43,389	(1)%	43,768	43,308	(1)%
Weighted Average Shares Outstanding (Diluted)	44,473	43,704	(2)%	44,299	43,624	(2)%
EBITDA (non-GAAP measure)	$90,191	$101,299	(11)%	$289,300	$280,534	3%
Production (MMBoe)	2.99	3.06	(2)%	9.39	8.65	8%
Realized Price ($/Boe)	$44.98	$50.72	(11)%	$47.02	$51.12	(8)%

(1)
See reconciliation on page 7. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	September 30, 2014	September 30, 2013	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$81,252	$76,076	7%
Increases and Decreases In:
Accounts Receivable and Other Current Assets	(11,407)	4,297
Accounts Payable and Accrued Liabilities	(2,772)	(268)
Income Taxes Payable	(693)	30
Accrued Interest	8,519	8,333
Cash Flow Before Working Capital Changes	$74,899	$88,468	(15)%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$2,486	$8,886	(72)%
Provision for Income Taxes	3,009	6,492
Interest Expense, Net	18,197	17,495
Depreciation, Depletion & Amortization & ARO (b)	66,499	68,246
EBITDA	$90,191	$101,299	(11)%

	Nine Months Ended
	September 30, 2014	September 30, 2013	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities	$251,555	$225,607	12%
Increases and Decreases In:
Accounts Receivable and Other Current Assets	(13,539)	3,696
Accounts Payable and Accrued Liabilities	(7,624)	(3,873)
Income Taxes Payable	(543)	208
Accrued Interest	8,575	8,257
Cash Flow Before Working Capital Changes	$238,424	$233,895	2%

INCOME TO EBITDA RECONCILIATIONS:
Net Income	$15,937	$22,817	(30)%
Provision for Income Taxes	14,878	15,162
Interest Expense, Net	55,295	51,297
Depreciation, Depletion & Amortization & ARO (b)	203,190	191,258
EBITDA	$289,300	$280,534	3%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of September 30, 2014	As of December 31, 2013
Assets:
Current Assets:
Cash and Cash Equivalents	$9,041	$3,277
Other Current Assets	111,288	83,471
Total Current Assets	120,329	86,748

Oil and Gas Properties	5,820,267	5,671,731
Other Fixed Assets	41,997	42,368
Less-Accumulated DD&A	(3,373,951)	(3,174,453)
Total Properties	2,488,313	2,539,646

Other Assets	14,235	17,199
	$2,622,877	$2,643,593
Liabilities:
Current Liabilities	$175,668	$177,076
Long-Term Debt	1,079,269	1,142,368
Deferred Income Taxes	231,475	217,384
Asset Retirement Obligation	67,155	63,225
Other Long-term Liabilities	9,631	10,324
Stockholders’ Equity	1,059,679	1,033,216
	$2,622,877	$2,643,593

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Nine Months Ended
	September 30, 2014	Per Boe	September 30, 2014	Per Boe
Revenues:
Oil & Gas Sales	$134,668	$44.98	$441,440	$47.02
Other Revenue	4,898		(2,472)
	139,566	46.62	438,968	46.76
Costs and Expenses:
General and Administrative, net	10,642	3.55	33,793	3.60
Depreciation, Depletion & Amortization	65,054	21.73	198,944	21.19
Accretion of Asset Retirement Obligation (ARO)	1,445	0.48	4,246	0.45
Lease Operating Costs	23,435	7.83	70,634	7.52
Transportation and Processing Expense	5,107	1.71	16,412	1.75
Severance & Other Taxes	10,191	3.40	28,829	3.07
Interest Expense, Net	18,197	6.08	55,295	5.89
Total Costs & Expenses	134,071	44.78	408,153	43.48
Income Before Income Taxes	5,495	1.84	30,815	3.28
Provision for Income Taxes	3,009	1.01	14,878	1.58
Net Income	$2,486	$0.83	$15,937	$1.70
Additional Information:
Capitalized General & Administrative	$6,866		$20,917
Capitalized Interest Expense	$1,216		$3,696
Deferred Income Tax	$2,316		$14,185

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Nine Months Ended
	September 30, 2014	September 30, 2013
Cash Flows From Operating Activities:
Net Income	$15,937	$22,817
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	198,944	186,526
Accretion of Asset Retirement Obligation (ARO)	4,246	4,732
Deferred Income Taxes	14,185	15,162
Stock Based Compensation Expense	5,841	8,454
Other	(729)	(3,796)
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable and Other Current Assets	13,539	(3,696)
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	7,624	3,873
Increase/(Decrease) in Income Taxes Payable	543	(208)
Increase/(Decrease) in Accrued Interest	(8,575)	(8,257)
Net Cash Provided by Operating Activities	251,555	225,607

Cash Flows From Investing Activities:
Additions to Property and Equipment	(316,352)	(435,772)
Proceeds from the Sale of Property and Equipment	145,535	6,990
Funds Withdrawn from Restricted Cash Account	6,501	--
Funds Deposited into Restricted Cash Account	(18,345)	--
Net Cash Used in Investing Activities	(182,661)	(428,732)

Cash Flows From Financing Activities:
Net Proceeds From Bank Borrowings	(63,000)	203,600
Net Proceeds From Issuance of Common Stock	824	946
Purchase of Treasury Shares	(954)	(1,494)
Net Cash Provided by (Used in) Financing Activities	(63,130)	203,052
Net Increase/(Decrease) in Cash and Cash Equivalents	5,764	(73)

Cash and Cash Equivalents at the Beginning of the Period	3,277	170
Cash and Cash Equivalents at the End of the Period	$9,041	$97

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2014	June 30, 2014	Percent Change	September 30, 2013	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,994	3,449	(13)%	3,057	(2)%
Natural Gas (Bcf)	9.85	12.75	(23)%	8.72	13%
Crude Oil (MBbl)	870	890	(2)%	1,004	(13)%
NGL (MBbl)	482	434	11%	600	(20)%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$44.98	$45.87	(2)%	$50.72	(11)%
Natural Gas ($/Mcf)	$3.55	$4.16	(15)%	$3.15	13%
Crude Oil ($/Bbl)	$96.12	$101.67	(5)%	$108.17	(11)%
NGL ($/Bbl)	$33.39	$33.93	(2)%	$31.67	5%

SWIFT ENERGY COMPANY
FOURTH QUARTER AND FULL YEAR 2014
GUIDANCE ESTIMATES

	Actual For Third Quarter 2014	Guidance For Fourth Quarter 2014			Guidance For Full Year 2014
Production Volumes (MMBoe)	2.99	2.81	-	2.91	12.2	-	12.3

Production Mix:
Natural Gas (Bcf)	9.85	9.92	-	10.3	41.7	-	42.1
Crude Oil (MMBbl)	0.87	0.77	-	0.80	3.46	-	3.49
Natural Gas Liquids (MMBbl)	0.48	0.38	-	0.40	1.77	-	1.79
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	($0.50)	($0.25)	-	($0.50)	($0.30)	-	($0.55)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	($1.13)	($5.00)	-	---	($2.00)	-	$1.00
NGL (per Bbl)
Percent of NYMEX Crude	34%	30%	-	35%	30%	-	35%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$7.83	$8.00	-	$8.30	$7.65	-	$7.75
Transportation and Processing (per Boe)	$1.71	$1.55	-	$1.65	$1.70	-	$1.75
Severance & Ad Valorem Taxes (as % of Revenue dollars)	7.6%	7.0%	-	8.0%	7.0%	-	8.0%
Other Costs:
G&A per Boe	$3.55	$3.50	-	$3.65	$3.60	-	$3.70
Interest Expense per Boe	$6.08	$6.35	-	$6.55	$6.00	-	$6.10
DD&A per Boe	$21.73	$21.50	-	$21.75	$21.30	-	$21.50
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$76,215	$88,800	-	$97,400	$357,600	-	$366,200
Capitalized G&A	$6,866	$6,500	-	$7,500	$27,500	-	$28,500
Capitalized Interest	$1,216	$1,200	-	$1,600	$4,900	-	$5,300
Total Capital Expenditures	$84,297	$96,500	-	$106,500	$390,000	-	$400,000
Acquisitions/(Dispositions), net	($145,490)	---	-	---	($144,000)	-	($146,000)

Basic Weighted Average Shares	43,850	43,850	-	43,950	43,800	-	43,900

Diluted Weighted Average Shares	44,473	44,450	-	44,550	44,300	-	44,400

Effective Tax Rate	54.8%	39.0%	-	45.0%	45.0%	-	50.0%
Deferred Tax Percentage	77%	98%	-	100%	90%	-	95%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.